Exhibit 99.1

The Glimpse Group Reports Fiscal Third Quarter 2023 Financial Results

Fiscal Third Quarter FY 2023 Revenues Grew by 79% Year-over-Year to Approximately $3.7 Million; Revenue for 9M FY 2023 Grew by 122% Year-over-Year to a Record of Approximately $10.6 Million; Significantly Reduced Cash Operating Expense Base; Launched a Strategic Initiative Focused On Providing Cloud and AI Based Immersive Software Enterprise Solutions

NEW YORK, May 15, 2023 — The Glimpse Group, Inc. (NASDAQ: VRAR, FSE: 9DR) (“Glimpse” or the “Company”), a diversified immersive technology platform company providing enterprise-focused Virtual Reality and Augmented Reality (“VR” and “AR”) software & services, provided financial results for its fiscal third quarter ended March 31, 2023 (“Q3 FY’23”).

Business Commentary by President & CEO Lyron Bentovim

Q3 FY ‘23 (January – March ‘23) and 9M FY ‘23 (July ‘22 -March ‘23) were highlighted by:

●	Q3 FY’23 quarterly revenue of approximately $3.7 million, a 79% increase compared to Q3 FY’22 revenue of approximately $2.0 million, representing the second highest quarterly revenue in the Company’s history.

●	9M FY ‘23 record revenue of approximately $10.6 million, a 122% increase compared to 9M FY ‘22 revenue of approximately $4.8 million.

●	Gross Margin was approximately 67% for Q3 FY ‘23 and 69% for 9M FY’23.

●	Adjusted EBITDA loss for Q3 FY ‘23 was approximately $1.1 million, compared to EBITDA loss of approximately $2.6 million in the prior quarter ended December 31, 2022. Cash flow used in Operating Activities was approximately $1.1 million for Q3 FY ‘23, compared to approximately $3.4 million in the prior quarter ended December 31, 2022 and $3.1 million in the quarter ended September 30, 2022. This significant improvement reflects the cost cutting measures we initiated as we continue to progress toward our goal of achieving cash flow neutrality from existing operations in CY ‘23.

●	The Company’s cash and equivalent position (including short term investments) as of March 31, 2023 was approximately $8.3 million, including $2 million cash held in escrow for potential future performance payments relating to the S5D acquisition. We do not expect to utilize our current cash balance as part of the purchase price of any acquisition we may make in the foreseeable future.

●	We continue to maintain a clean capital structure with no debt, no convertible debt and no preferred equity.

●	As part of a long-term equity incentive plan, during the quarter the Company issued to its three executive founders stock options, the vesting of which shall occur over four years from issuance and is primarily based upon the Company’s achievement of significant annual revenues ($30-100 million) and stock price ($20-60 per share) growth targets with a fixed exercise price of $7.00/share. This strongly demonstrates the executives’ belief in the Company and its potential.

Other Business Highlights:

●	Given the rapid developments in cloud computing and AI, we have started a Glimpse strategic initiative with a core emphasis on developing software products and services that are anchored in scalable cloud computing and AI software platforms. By untethering our solutions from the computing limitations of current immersive technologies hardware (VR headsets, tablets, phones) we can greatly expand the immersive capabilities and solutions we offer to our enterprise customers.

○	To illustrate one example, utilizing our Digital Twin portal technology, entities in big data segments – such as Government, Defense and Large Enterprise – can effectively create and consistently access and interact with complex immersive environments that accurately digitally replicate their actual facilities and engineering footprint. The potential applications are robust – from corporate training, to military and industrial simulations, to security, to facilities planning, to global collaboration to data analysis and more.

○	Our immersive cloud-based development is powered by, and is being done with the input of, industry leaders such as NVIDIA, Microsoft and AT&T. We intend to release more details on this paradigm shift in the coming weeks.

○

Today, we were selected to support a major immersive technology hardware provider to accelerate their computing interfaces into GPU-enabled cloud, with streaming and visualization capabilities. We expect to collaboratively develop cloud-native tools that will provide enhanced systems of interaction for their user base.

●	Entered into additional contracts and partnerships with leading global companies. Recent examples include:

○	Brightline Interactive (BLI) entered into a Cooperative Research And Development Agreement (“CRADA”) with the U.S. Naval Surface Warfare Center, Dahlgren Division “NSWCDD”). This collaboration is expected to allow BLI to work alongside NSWCDD to adapt new technologies in end-to-end Immersive Hyperscale Environments and simulator systems to improve the capabilities, effectiveness and safety of the US Military Services in a cost effective, ROI-driven manner.

○	QReal partnered with Denny’s to launch an AR menu to its 1,600+ restaurants, taking guests on a visual journey through Denny’s history and features limited time special items, their ingredient story and more. The AR menu is accessible via a web-based AR platform that runs entirely within a phone’s or tablet’s browser without the need to download an app.

○	Foretell Reality, partnered with The University of Maryland - Robert H. Smith School of Business - to provide immersive learning for undergraduates, with an initial focus on supply change management education. The use of VR technology for hands-on, experiential learning is designed to give students an edge when entering the job market and to better prepare them for a career in supply chain management, especially in the growing field of automated supply chain management.

○	XR Terra entered into a follow-on six figure agreement with one of the largest telecommunication companies for the training in VR skills of several hundred K-12 teachers.

Summary

During this quarter, we focused on the following key initiatives:

-	Expanded our substantiated revenue pipeline, which is robust, diverse and may translate into significant revenue growth in the coming months.

-	Facilitated our goal of reaching cash flow neutrality from our existing operations in CY ‘23, we took the following steps: workforce reduction of approximately 10%, cash salary reductions ranging from 20-25% for executives and 10-20% for several higher salaried employees (replaced by Company common stock or stock options), reduction in leased office space and reduction in outsourced services. We will continue to take the steps required to meet our goal for CY ‘23.

-	Initiated a Glimpse wide strategic initiative to develop and provide Cloud and AI based immersive technology software enterprise platforms.

-	In parallel, continued to drive key technology initiatives around AI, computer vision and NFT/blockchain integration into our various immersive technology software platforms and solutions.

Q2 FY ‘23 Financial Summary

●	Total revenue for the three months ended March 31, 2023 was approximately $3.67 million compared to approximately $2.05 million for the three months ended March 31, 2022, an increase of 79%. Total revenue for the nine months ended March 31, 2023 was approximately $10.57 million compared to approximately $4.77 million for the nine months ended March 31, 2022, an increase of 122%. The increase for both periods reflect the addition of several subsidiary companies through acquisitions and new customers.

●	For the three months ended March 31, 2023, Software Services revenue was approximately $3.12 million compared to approximately $1.92 million for the three months ended March 31, 2022, an increase of approximately 63%. For the nine months ended March 31, 2023, Software Services revenue was approximately $9.87 million compared to approximately $4.34 million for the nine months ended March 31, 2022, an increase of approximately 127%. The increase for both periods reflect the addition of several subsidiary companies through acquisitions and new customers.

●	For the three months ended March 31, 2023, Software License revenue was approximately $0.55 million compared to approximately $0.13 million for the three months ended March 31, 2022, an approximate threefold increase. For the nine months ended March 31, 2023, Software License revenue was approximately $0.70 million compared to approximately $0.43 million for the nine months ended March 31, 2022, an increase of approximately 63%. The increase for both periods reflect the addition of several subsidiary companies through acquisitions and new customers. As the VR and AR industries continue to mature, we expect our Software License revenue to continue to grow on an absolute basis and as an overall percentage of total revenue.

●	For the three months ended March 31, 2023, non-project revenue (i.e., VR/AR Software and Services revenue only), was approximately $1.04 million compared to approximately $1.19 million for the three months ended March 31, 2022, a decrease of approximately 13%, primarily reflecting a non-returning customer in 2023. For the three months ended March 31, 2023, non-project revenue accounted for approximately 28% of total revenues compared to approximately 58% for the three months ended March 31, 2022. For the nine months ended March 31, 2023, non-project revenue, was approximately $3.25 million compared to approximately $2.89 million for the nine months ended March 31, 2022, an increase of approximately 13%. For the nine months ended March 31, 2023, non-project revenue accounted for approximately 31% of total revenues compared to approximately 61% for the nine months ended March 31, 2022. The decrease in both periods reflects the additions of Brightline Interactive (“BLI”) and Sector 5 Digital (“S5D”), which primarily generate project revenue, representing an increased portion of total revenue.

●	Gross profit was approximately 67% for the three months ended March 31, 2023 compared to approximately 82% for the three months ended March 31, 2022. Gross profit was approximately 69% for the nine months ended March 31, 2023 compared to approximately 85% for the nine months ended March 31, 2022. The decrease for both periods was driven by the addition of BLI and S5D lower margin project revenue.

●	Operating expenses for the three months ended March 31, 2023 were approximately $7.73 million compared to $4.06 million for the three months ended March 31, 2022, an increase of approximately 90%. The increase is driven by the addition of several new subsidiaries through acquisitions and headcount additions to support growth. Operating expenses for the nine months ended March 31, 2023 were approximately $16.74 million compared to $9.39 million for the nine months ended March 31, 2022, an increase of approximately 78%. The increase is driven by the addition of several new subsidiaries through acquisitions and headcount additions to support growth.

●	Net loss for the three months ended March 31, 2023 was $5.22 million, as compared to a net loss of $1.75 million for the comparable 2022 period, a $3.47 million increase. The increase is primarily driven by the combined $2.82 million non-cash increase in intangible acquisition asset amortization, impairment of intangible assets and change in the fair value of acquisition contingent consideration. The remaining increase primarily represents an increase in sales and marketing expenses. Net loss for the nine months ended March 31, 2023 was $9.30 million, as compared to a net loss of $4.98 million for the comparable 2022 period, a $4.32 million increase This change is primarily driven by the increase in operating expenses from the acquisition of several subsidiaries (inclusive of significant non-cash charges for stock compensation expense and intangible acquisition asset amortization) outpacing the increase in gross profit.

●	Adjusted EBITDA loss for the three months ended March 31, 2023 was $1.13 million compared to $1.12 million for the comparable 2022 period. This adjusted EBITDA result occurred notwithstanding the onboarding of several large new subsidiary acquisitions and reflects the more efficient utilization of headcount. Adjusted EBITDA loss for the nine months ended March 31, 2023 was of $4.78 million compared to $2.55 million for the comparable 2022 period. The increase in EBITDA loss for the nine month period was driven by an increase in operating expense outlays in all areas of the Company to propel future growth, including the acquisition of several new subsidiaries. This increase in operating expense outlays was partially offset by non-cash expenses.

●	Net cash used in operating activities was approximately $1.1 million for the three months ended March 31, 2023, compared to approximately $3.4 million for the quarter ending December 31, 2022, reflecting the various cost cutting measures detailed above. Net cash used in operating activities was $7.60 million for the nine months ended March 31, 2023, compared to $3.68 million during the prior period, an increase of approximately $3.92 million. This is primarily driven by an increase in net loss and a decrease in accounts payable and deferred revenue primarily related to the BLI acquisition.

●	As of March 31, 2023, the Company had cash, cash equivalents and restricted cash balances of $8.05 million, plus $0.25 million of liquid corporate bond investments. The March 31, 2023 cash balances include $2.0 million cash escrow for potential future contingent consideration of the S5D acquisition, payable upon achievement of S5D and the Company’s performance targets (refundable to Glimpse if targets not achieved).

●	As of March 31, 2022, the Company has no debt, no convertible debt and no preferred equity.

Fiscal Third Quarter 2023 Conference Call and Webcast

Date: Monday, May 15, 2023

Time: 4:30 p.m. Eastern time

US Dial In: 1-877-545-0523

International Dial In: 1-973-528-0016

Conference ID: 103183

Webcast: https://www.webcaster4.com/Webcast/Page/2934/48335

Please dial in at least 10 minutes before the start of the call to ensure timely participation.

A playback of the webcast will be available through May 15, 2024. A replay of the teleconference will be available through Monday May 29, 2023. To listen, please call 1-877-545-0523 within the United States or 1-973-528-0016 when calling internationally and enter replay access code 103183. A webcast will also be available on the IR section of The Glimpse Group website (ir.theglimpsegroup.com) or by clicking the webcast link above.

Note about Non-GAAP Financial Measures

A non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with accounting principles generally accepted in the United States of America, or GAAP. Non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures. Other companies may use different non-GAAP measures and presentation of results.

In addition to financial results presented in accordance with GAAP, this press release presents adjusted EBITDA, which is a non-GAAP measure. Adjusted EBITDA is determined by taking net loss and adding interest, taxes, depreciation, amortization and stock-based compensation expenses. The company believes that this non-GAAP measure, viewed in addition to and not in lieu of net loss, provides useful information to investors by providing a more focused measure of operating results. This metric is an integral part of the Company’s internal reporting to evaluate its operations and the performance of senior management. A reconciliation of adjusted EBITDA to net loss, the most comparable GAAP measure, is available in the accompanying financial tables below. The non-GAAP measure presented herein may not be comparable to similarly titled measures presented by other companies.

About The Glimpse Group, Inc.

The Glimpse Group (NASDAQ: VRAR, FSE: 9DR) is a diversified immersive technology platform company, comprised of multiple Virtual and Augmented Reality software & services companies. Glimpse’s unique business model simplifies challenges faced by VR/AR companies and creates a robust ecosystem, while simultaneously providing investors an opportunity to invest directly into the emerging VR/AR industry via a diversified platform; www.theglimpsegroup.com

Safe Harbor Statement

This press release does not constitute an offer to sell or a solicitation of offers to buy any securities of any entity. This press release contains certain forward-looking statements based on our current expectations, forecasts and assumptions that involve risks and uncertainties. Forward-looking statements in this release are based on information available to us as of the date hereof. Our actual results may differ materially from those stated or implied in such forward-looking statements, due to risks and uncertainties associated with our business. Forward-looking statements include statements regarding our expectations, beliefs, intentions or strategies regarding the future and can be identified by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” and “would” or similar words. All forecasts are provided by management in this release are based on information available at this time and management expects that internal projections and expectations may change over time. In addition, the forecasts are entirely on management’s best estimate of our future financial performance given our current contracts, current backlog of opportunities and conversations with new and existing customers about our products and services. We assume no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise.

Company Contact:

Maydan Rothblum

CFO & COO

The Glimpse Group, Inc.

(917) 292-2685

maydan@theglimpsegroup.com

THE GLIMPSE GROUP, INC.

CONSOLIDATED BALANCE SHEETS

	As of March 31, 2023 (Unaudited)	As of June 30, 2022 (Audited)
ASSETS
Cash and cash equivalents	$6,048,001	$16,249,666
Investments	247,511	239,314
Accounts receivable	1,551,355	1,332,922
Deferred costs/contract assets	72,436	39,484
Prepaid expenses and other current assets	581,518	389,618
Total current assets	8,500,821	18,251,004

Equipment, net	331,591	245,970
Note receivable	-	250,000
Right-of-use assets	936,338	-
Intangible assets, net	6,814,271	4,063,485
Goodwill	22,306,959	13,464,760
Other assets	71,769	121,865
Restricted cash	2,000,000	2,000,000
Total assets	$40,961,749	$38,397,084

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$349,661	$340,139
Accrued liabilities	343,906	188,417
Accrued bonuses	149,890	169,262
Deferred revenue/contract liabilities	529,898	841,389
Asset purchase payable	-	734,037
Lease liabilities, current portion	399,424	-
Contingent consideration for acquisitions, current portion	4,123,988	1,966,171
Total current liabilities	5,896,767	4,239,415

Long term liabilities
Contingent consideration for acquisitions, net of current portion	6,519,800	5,340,800
Lease liabilities, net of current portion	521,855	-
Total liabilities	12,938,422	9,580,215
Commitments and contingencies
Stockholders’ Equity
Preferred Stock, par value $0.001 per share, 20 million shares authorized; 0 shares issued and outstanding	-	-
Common Stock, par value $0.001 per share, 300 million shares authorized; 14,340,132 and 12,747,624 issued and outstanding	14,341	12,749
Additional paid-in capital	65,387,641	56,885,815
Accumulated deficit	(37,378,655)	(28,081,695)
Total stockholders’ equity	28,023,327	28,816,869
Total liabilities and stockholders’ equity	$40,961,749	$38,397,084

THE GLIMPSE GROUP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	For the Three Months Ended		For the Nine Months Ended
	March 31,		March 31,
	2023	2022	2023	2022
Revenue
Software services	$3,119,948	$1,922,950	$9,868,920	$4,340,863
Software license/software as a service	552,442	129,378	705,041	424,000
Total Revenue	3,672,390	2,052,328	10,573,961	4,764,863
Cost of goods sold	1,223,531	370,499	3,313,409	728,140
Gross Profit	2,448,859	1,681,829	7,260,552	4,036,723
Operating expenses:
Research and development expenses	2,157,307	1,912,329	6,692,332	4,092,203
General and administrative expenses	1,137,231	1,131,241	3,773,231	3,020,584
Sales and marketing expenses	1,456,883	854,098	4,938,213	2,024,462
Amortization of acquisition intangible assets	550,786	160,663	1,536,467	248,158
Intangible asset impairment	479,182	-	479,182	-
Change in fair value of acquisition contingent consideration	1,947,989	-	(677,113)	-
Total operating expenses	7,729,378	4,058,331	16,742,312	9,385,407
Loss from operations before other income (expense)	(5,280,519)	(2,376,502)	(9,481,760)	(5,348,684)

Other income (expense)
Forgiveness of Paycheck Protection Program loan	-	623,828	-	623,828
Interest income	57,921	1,061	184,800	20,818
Loss on conversion of convertible notes	-	-	-	(279,730)
Total other income (expense), net	57,921	624,889	184,800	364,916
Net Loss	$(5,222,598)	$(1,751,613)	$(9,296,960)	$(4,983,768)

Basic and diluted net loss per share	$(0.38)	$(0.14)	$(0.68)	$(0.44)

Weighted-average shares used to compute basic and diluted net loss per share	13,783,241	12,604,315	13,727,595	11,386,679

THE GLIMPSE GROUP, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	For the Nine Months Ended March 31,
	2023	2022
Cash flows from operating activities:
Net loss	$(9,296,960)	$(4,983,768)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization and depreciation	1,645,846	281,641
Common stock and stock option based compensation for employees and board of directors	2,784,667	2,102,271
Acquisition contingent consideration fair value adjustment	(677,113)	-
Impairment of intangible assets	479,182	-
Issuance of common stock to vendors as compensation	5,238	162,895
Amortization of right-to-use-assets	342,285	-
Loss on conversion of convertible notes	-	279,730
Forgiveness of Paycheck Protection Program loan	-	(623,828)

Changes in operating assets and liabilities:
Accounts receivable	(48,340)	(328,582)
Pre-offering costs	-	470,136
Deferred costs/contract assets	519,673	(5,082)
Prepaid expenses and other current assets	(120,436)	(423,010)
Other assets	149,962	(48,000)
Accounts payable	(525,832)	(80,164)
Accrued liabilities	3,987	(58,014)
Accrued bonuses	(153,660)	(440,357)
Deferred revenue/contract liabilities	(2,348,561)	14,418
Lease liabilities	(357,341)	-
Net cash used in operating activities	(7,597,403)	(3,679,714)
Cash flow from investing activities:
Purchases of equipment	(139,420)	(166,928)
Acquisitions, net of cash acquired	(2,522,756)	(3,815,894)
Asset acquisition	-	(300,000)
Purchase of investments	(8,197)	(242,160)
Net cash used in investing activities	(2,670,373)	(4,524,982)
Cash flows from financing activities:
Proceeds from initial public offering, net	-	11,821,364
Proceeds from securities purchase agreement, net	-	13,578,400
Proceeds from exercise of stock options	66,111	1,326,043
Issuance of note receivable	-	(250,000)
Net cash provided by financing activities	66,111	26,475,807

Net change in cash, cash equivalents and restricted cash	(10,201,665)	18,271,111
Cash, cash equivalents and restricted cash, beginning of period	18,249,666	1,771,929
Cash, cash equivalents and restricted cash, end of period	$8,048,001	$20,043,040
Non-cash Investing and Financing activities:
Common stock issued for acquisitions	$2,845,430	$3,347,303
Common stock issued for satisfaction of prior year acquisition lability	$734,036	$-
Common stock issued for purchase of intangible asset - technology	$326,436	$-
Issuance of common stock for satisfaction of contingent liability, net of note extinguishment	$318,571	$-
Extinguishment of note receivable for satisfaction of contingent liability	$250,000	$-
Contingent acquisition consideration liability recorded at closing	$6,139,000	$9,169,200
Issuance of common stock for satisfaction of contingent liability	$1,359,001	$-
Lease liabilities arising from right-of-use assets	$1,221,513	$-
Issuance of common stock for satisfaction of legacy acquisition liability	$-	$1,250,000
Conversion of convertible promissory notes into common stock	$-	$1,606,176
Issuance of warrants in connection with initial public offering	$-	$522,360
Issuance of warrants in connection with securities purchase agreement	$-	$8,797,546

The following table presents a reconciliation of net loss to Adjusted EBITDA for the three and nine months ended March 31, 2023 and 2022 (in $million):

	For the Three Months Ended		For the Nine Months Ended
	March 31,		March 31,
	2023	2022	2023	2022
	(in millions)		(in millions)
Net loss	$(5.22)	$(1.75)	$(9.30)	$(4.98)
Depreciation and amortization	0.59	0.18	1.65	0.28
EBITDA loss	(4.63)	(1.57)	(7.65)	(4.70)
Stock based compensation expenses	1.07	0.96	2.79	2.27
Stock based financing related expenses	-	-	-	0.28
Forgiveness of PPP loan	-	(0.63)	-	(0.63)
Acquisition related expenses	-	0.12	0.28	0.23
Change in fair value of acquisition contingent consideration	1.95	-	(0.68)	-
Intangible asset impairment	0.48	-	0.48	-
Adjusted EBITDA loss	$(1.13)	$(1.12)	$(4.78)	$(2.55)